UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2009

PetroAlgae Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0301060
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

321-409-7407

(Our telephone number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 5, 2009, PA LLC entered into a Master License Agreement with GTB Power Enterprise, Ltd., a limited liability company having its principal place of business at 3550 Wilshire Boulevard, Suite 1747, Los Angeles, California 90010.

PA LLC continues to develop its technology for a proprietary production system for the growth and harvesting of algae for the production of oil and biomass. We refer to this technology as the “licensed technology.”

Under the terms of the Master License Agreement, PA LLC will grant GTB Power Enterprise, Ltd., which we refer to as the “Licensee”, an exclusive royalty-bearing license to use or sublicense the licensed technology to construct and operate ten facilities for the growth and harvesting of algae for the production of oil and biomass in the People’s Republic of China and its Special Administrative Regions, Taiwan, R.O.C., and Yonaguni.

Upon execution of the Master License Agreement, Licensee shall at its sole cost and expense use its best efforts to proceed with the planning and construction of the facilities. Each facility will consist of 5000 hectares of land, and each will be constructed in increments of 500 hectares. Once construction for each facility is completed, Licensee shall at its sole cost and expense use its best efforts to operate the facilities and maximize revenues from the facilities.

The Licensee shall pay PA LLC a fixed licensing fee for each facility, that will be paid in increments over time, and a percentage royalty fee based on net sales from each facility. However, the payment of such fees are contingent upon a number of factors including the successful build-out of each facility and the ability of each facility to meet certain performance targets that have yet to be determined. As a result of these various contingencies, there is no guarantee that any fees will be paid.

The license is for twenty years, with the Licensee having the option to extend for two additional subsequent twenty year periods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: March 11, 2009	By:	/s/ David Szostak
	Name:	David Szostak
	Title:	President